UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

CHARTER COMMUNICATIONS, INC.

(Name of Issuer)

Common Stock, par value $0.001

(Title of Class of Securities)

16117M305

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (3-06)

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AP Charter Holdings (Sub II), LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 23,245,698 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 23,245,698 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 23,245,698 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 23.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Red Bird, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 760,658 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 760,658 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 760,658 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.8%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Blue Bird, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 80,291 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 80,291 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 80,291 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Green Bird, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 52,547 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 52,547 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 52,547 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AP Charter Holdings (Sub II MM), LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 23,245,698 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 23,245,698 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 23,245,698 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 23.0%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 16117M305

13	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). AP Charter Holdings, L.P.

14	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

15	SEC Use Only

16	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	17	Sole Voting Power

	18	Shared Voting Power 23,940,058 shares of Class A common stock

	19	Sole Dispositive Power

	20	Shared Dispositive Power 23,940,058 shares of Class A common stock

21	Aggregate Amount Beneficially Owned by Each Reporting Person 23,940,058 shares of Class A common stock

22	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

23	Percent of Class Represented by Amount in Row (9) 23.5%

24	Type of Reporting Person (See Instructions) PN

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Advisors VI, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 23,940,058 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 23,940,058 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 23,940,058 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 23.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management VI, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 23,940,058 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 23,940,058 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 23,940,058 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 23.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Advisors VII, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 23,940,058 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 23,940,058 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 23,940,058 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 23.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management VII, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 23,940,058 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 23,940,058 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 23,940,058 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 23.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings I, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 23,940,058 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 23,940,058 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 23,940,058 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 23.5%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings I GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 23,940,058 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 23,940,058 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 23,940,058 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 23.5%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Red Bird GP, Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 760,658 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 760,658 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 760,658 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.8%

12	Type of Reporting Person (See Instructions) CO

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Blue Bird GP, Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 80,291 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 80,291 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 80,291 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person (See Instructions) CO

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Green Bird GP, Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 52,547 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 52,547 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 52,547 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person (See Instructions) CO

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SVF Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 849,237 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 849,237 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 849,237 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.8%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SVF Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 849,237 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 849,237 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 849,237 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.8%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 52,547 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 52,547 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 52,547 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 52,547 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 52,547 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 52,547 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 901,784 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 901,784 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 901,784 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.9%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Capital Management GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 901,784 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 901,784 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 901,784 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.9%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SOMA Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 760,658 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 760,658 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 760,658 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.8%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SOMA Capital Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 760,658 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 760,658 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 760,658 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.8%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SVF Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 80,291 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 80,291 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 80,291 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo SVF Capital Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 80,291 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 80,291 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 80,291 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Advisors, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 52,547 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 52,547 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 52,547 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Value Capital Management, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 52,547 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 52,547 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 52,547 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.1%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings II, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 893,496 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 893,496 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 893,496 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.9%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Principal Holdings II GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 893,496 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 893,496 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 893,496 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.9%

12	Type of Reporting Person (See Instructions) OO

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 901,784 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 901,784 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 901,784 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.9%

12	Type of Reporting Person (See Instructions) PN

CUSIP No. 16117M305

1	Name of Reporting Persons. I.R.S. Identification Nos. of Above Persons (Entities Only). Apollo Management Holdings GP, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power

	6	Shared Voting Power 901,784 shares of Class A common stock

	7	Sole Dispositive Power

	8	Shared Dispositive Power 901,784 shares of Class A common stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person 901,784 shares of Class A common stock

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒

11	Percent of Class Represented by Amount in Row (9) 0.9%

12	Type of Reporting Person (See Instructions) OO

Item 1.
(a)	Name of Issuer Charter Communications, Inc.
(b)	Address of Issuer’s Principal Executive Offices 12405 Powerscourt Drive St. Louis, Missouri 63131

Item 2.
(a)

Name of Person Filing
This statement is filed by (i) AP Charter Holdings (Sub II), LLC (“AP Charter Sub II”), (ii) Red Bird, L.P. (“Red Bird”), (iii) Blue Bird, L.P. (“Blue Bird”), (iv) Green Bird, L.P. (“Green Bird”), (v) AP Charter Holdings (Sub II MM), LLC (“AP Charter Sub MM”), (vi) AP Charter Holdings, L.P. (“AP Charter”), (vii) Apollo Advisors VI, L.P. (“Advisors VI”), (viii) Apollo Capital Management VI, LLC (“ACM VI”), (ix) Apollo Advisors VII, L.P. (“Advisors VII”), (x) Apollo Capital Management VII, LLC (“ACM VII”), (xi) Apollo Principal Holdings I, L.P. (“Principal I”), (xii) Apollo Principal Holdings I GP, LLC (“Principal I GP”), (xiii) Red Bird GP, Ltd. (“Red Bird GP”), (xiv) Blue Bird GP, Ltd. (“Blue Bird GP”), (xv) Green Bird GP, Ltd. (“Green Bird GP”), (xvi) Apollo SVF Management, L.P. (“SVF Management”), (xvii) Apollo SVF Management GP, LLC (“SVF Management GP”), (xviii) Apollo Value Management, L.P. (“Value Management”), (xix) Apollo Value Management GP, LLC (“Value Management GP”), (xx) Apollo Capital Management, L.P. (“Capital Management”), (xxi) Apollo Capital Management GP, LLC (“Capital Management GP”), (xxii) Apollo SOMA Advisors, L.P. (“SOMA Advisors”), (xxiii) Apollo SOMA Capital Management, LLC (“SOMA Capital Management”), (xxiv) Apollo SVF Advisors, L.P. (“SVF Advisors”), (xxv) Apollo SVF Capital Management, LLC (“SVF Capital Management”), (xxvi) Apollo Value Advisors, L.P. (“Value Advisors”), (xxvii) Apollo Value Capital Management, LLC (“Value Capital Management”), (xxviii) Apollo Principal Holdings II, L.P. (“Principal II”), (xxix) Apollo Principal Holdings II GP, LLC (“Principal II GP”), (xxx) Apollo Management Holdings, L.P. (“Management Holdings”), and (xxxi) Apollo Management Holdings GP, LLC (“Management Holdings GP”), all of which are collectively referred to herein as the “Reporting Persons.”

AP Charter Sub II, Red Bird, Blue Bird and Green Bird each hold shares of the Class A common stock of the Issuer.  AP Charter Sub MM is the sole member and manager of AP Charter Sub II, and AP Charter serves as the sole member and manager of AP Charter Sub MM.  Advisors VI and Advisors VII serve as the general partners of AP Charter.  ACM VI serves as the general partner of Advisors VI and ACM VII serves as the general partner of Advisors VII.  Principal Holdings I serves as the sole member and manager of each of ACM VI and ACM VII.  Principal I GP serves as the general partner of Principal I.  Red Bird GP serves as the general partner of Red Bird, Blue Bird GP serves as the general partner of Blue Bird, and Green Bird GP serves as the general partner of Green Bird.  SVF Management serves as the director of each of Red Bird GP and Blue Bird GP, and Value Management serves as the director of Green Bird GP.  SVF Management GP serves as the general partner of SVF Management and Value Management GP serves as the general partner of Value Management.  Capital Management serves as the sole member and manager of each of SVF Management GP and Value Management GP.  Capital Management GP serves as the general partner of Capital Management.  SOMA Advisors serves as the sole shareholder of Red Bird GP, SVF Advisors serves as the sole shareholder of Blue Bird GP, and Value Advisors serves as the sole shareholder of Green Bird GP.  SOMA Capital Management serves as the general partner of SOMA Advisors, SVF Capital Management serves as the general partner of SVF Advisors, and Value Capital Management serves as the general partner of Value Advisors.  Principal II serves as the sole member and manager of each of SOMA Capital Management, SVF Capital Management and Value Capital Management.  Principal II GP serves as the general partner of Principal II.  Management Holdings serves as the sole member and manager of each of Capital Management GP, and Management Holdings GP serves as the general partner of Management Holdings.

(b)

Address of Principal Business Office or, if none, Residence
The principal address of AP Charter Sub II, AP Charter Sub MM, AP Charter, Advisors VI, ACM VI, Advisors VII, ACM VII, Principal I, Principal I GP, SOMA Advisors, SOMA Capital Management, SVF Advisors, SVF Capital Management, Value Advisors, Value Capital Management, Principal II and Principal II GP is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal address of Red Bird, Red Bird GP, Blue Bird, Blue Bird GP, Green Bird and Green Bird GP is Intertrust Corporate Services (Cayman) Limited, 190 Elgin, George Town, Grand Cayman KY1-9005, Cayman Islands.  The principal address of SVF Management, SVF Management GP, Value Management, Value Management GP, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(c)

Citizenship
AP Charter, Advisors VI, Advisors VII, Principal I, SVF Management, Value Management, Capital Management, SOMA Advisors, SVF Advisors, Value Advisors, Principal II and Management Holdings are each Delaware limited partnerships.  AP Charter Sub II, AP Charter Sub MM, ACM VI, ACM VII, Principal I GP, SVF Management GP, Value Management GP, Capital Management GP, SOMA Capital Management, SVF Capital Management, Value Capital Management, Principal II GP and Management Holdings GP are each Delaware limited liability companies.  Red Bird, Blue Bird and Green Bird are each exempted limited partnerships registered in the Cayman Islands.  Red Bird GP, Blue Bird GP and Green Bird GP are each exempted companies incorporated in the Cayman Islands with limited liability.

	(d)	Title of Class of Securities Class A common stock, par value $0.001.
	(e)	CUSIP Number 16117M305

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable.

Item 4.	Ownership.
	(a)	Amount beneficially owned:
		AP Charter Sub II:	23,245,698 shares of Class A common stock
		Red Bird:	760,658 shares of Class A common stock
		Blue Bird:	80,291 shares of Class A common stock
		Green Bird:	52,547 shares of Class A common stock
		AP Charter Sub MM:	23,245,698 shares of Class A common stock
		AP Charter:	23,940,058 shares of Class A common stock
		Advisors VI:	23,940,058 shares of Class A common stock
		Advisors VII:	23,940,058 shares of Class A common stock
		ACM VI:	23,940,058 shares of Class A common stock
		ACM VII:	23,940,058 shares of Class A common stock
		Principal I:	23,940,058 shares of Class A common stock
		Principal I GP:	23,940,058 shares of Class A common stock
		Red Bird GP:	760,658 shares of Class A common stock
		Blue Bird GP:	80,291 shares of Class A common stock
		Green Bird GP:	52,547 shares of Class A common stock
		SVF Management:	849,237 shares of Class A common stock
		SVF Management GP:	849,237 shares of Class A common stock
		Value Management:	52,547 shares of Class A common stock
		Value Management GP:	52,547 shares of Class A common stock
		Capital Management:	901,784 shares of Class A common stock
		Capital Management GP:	901,784 shares of Class A common stock
		SOMA Advisors:	760,658 shares of Class A common stock
		SOMA Capital Management:	760,658 shares of Class A common stock
		SVF Advisors:	80,291 shares of Class A common stock
		SVF Capital Management:	80,291 shares of Class A common stock
		Value Advisors:	52,547 shares of Class A common stock
		Value Capital Management:	52,547 shares of Class A common stock
		Principal II:	893,496 shares of Class A common stock
		Principal II GP:	893,496 shares of Class A common stock
		Management Holdings:	901,784 shares of Class A common stock
		Management Holdings GP:	901,784 shares of Class A common stock

The number of shares reported as beneficially owned by the Reporting Persons includes an aggregate of 880,634 shares of Common Stock issuable upon the exercise of warrants held by AP Charter, Red Bird, Blue Bird and Green Bird, respectively, of which AP Charter holds warrants exercisable for 694,360 shares of Common Stock, Red Bird holds warrants exercisable for 121,370 shares of Common Stock, Blue Bird holds warrants exercisable for 45,243 shares of Common Stock and Green Bird holds warrants exercisable for 19,661 shares of Common Stock.

The number of shares reported as beneficially owned by SVF Management also includes 8,288 shares of the Issuer’s common stock held by Permal Apollo Value Investment Fund Ltd. (“Permal Fund”), which entered into an Investment Advisory Agreement with SVF Management in December 2009 whereby SVF Management is given the authority to make investment decisions on behalf of, and vote securities held by, Permal Fund.  The shares held by Permal Fund are therefore included in the shares shown as beneficially owned by SVF

Management, SVF Management GP, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP in this section (a) of Item 4 and sections (b) and (c) of Item 4 below.

AP Charter Sub II, AP Charter, Red Bird, Blue Bird and Green Bird each disclaims beneficial ownership of all shares of the Class A Common Stock included in this report other than the shares of Class A common stock held of record, or issuable upon the exercise of warrants held by, such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.  AP Charter Sub MM, Advisors VI, ACM VI, Advisors VII, ACM VII, Principal I, Principal I GP, Red Bird GP, Blue Bird GP, Green Bird GP, SVF Management, SVF Management GP, Value Management, Value Management GP, Capital Management, Capital Management GP, SOMA Advisors, SOMA Capital Management, SVF Advisors, SVF Capital Management, Value Advisors, Value Capital Management, Principal II, Principal II GP, Management Holdings, Management Holdings GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers of Principal I GP and Principal II GP, and the managers as well as principal executive officers of Management Holdings GP, disclaim beneficial ownership of all shares of the Class A common stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:
	AP Charter Sub II:	23.0%
	Red Bird:	0.8%
	Blue Bird:	0.1%
	Green Bird:	0.1%
	AP Charter Sub MM:	23.0%
	AP Charter:	23.5%
	Advisors VI:	23.5%
	Advisors VII:	23.5%
	ACM VI:	23.5%
	ACM VII:	23.5%
	Principal I:	23.5%
	Principal I GP:	23.5%
	Red Bird GP:	0.8%
	Blue Bird GP:	0.1%
	Green Bird GP:	0.1%
	SVF Management:	0.8%
	SVF Management GP:	0.8%
	Value Management:	0.1%
	Value Management GP:	0.1%
	Capital Management:	0.9%
	Capital Management GP:	0.9%
	SOMA Advisors:	0.8%
	SOMA Capital Management:	0.8%
	SVF Advisors:	0.1%

	SVF Capital Management:	0.1%
	Value Advisors:	0.1%
	Value Capital Management:	0.1%
	Principal II:	0.9%
	Principal II GP:	0.9%
	Management Holdings:	0.9%
	Management Holdings GP:	0.9%

The percentage amounts are based on 101,052,864 shares of Class A Common Stock outstanding as of September 30, 2012, as reported in the Issuer’s Current Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2012.

(c)	Number of shares as to which the person has:
	(i)	Sole power to vote or to direct the vote: 0 for all Reporting Persons.
	(ii)	Shared power to vote or to direct the vote:
	AP Charter Sub II:	23,245,698 shares of Class A common stock
	Red Bird:	760,658 shares of Class A common stock
	Blue Bird:	80,291 shares of Class A common stock
	Green Bird:	52,547 shares of Class A common stock
	AP Charter Sub MM:	23,245,698 shares of Class A common stock
	AP Charter:	23,940,058 shares of Class A common stock
	Advisors VI:	23,940,058 shares of Class A common stock
	Advisors VII:	23,940,058 shares of Class A common stock
	ACM VI:	23,940,058 shares of Class A common stock
	ACM VII:	23,940,058 shares of Class A common stock
	Principal I:	23,940,058 shares of Class A common stock
	Principal I GP:	23,940,058 shares of Class A common stock
	Red Bird GP:	760,658 shares of Class A common stock
	Blue Bird GP:	80,291 shares of Class A common stock
	Green Bird GP:	52,547 shares of Class A common stock
	SVF Management:	849,237 shares of Class A common stock
	SVF Management GP:	849,237 shares of Class A common stock
	Value Management:	52,547 shares of Class A common stock
	Value Management GP:	52,547 shares of Class A common stock
	Capital Management:	901,784 shares of Class A common stock
	Capital Management GP:	901,784 shares of Class A common stock
	SOMA Advisors:	760,658 shares of Class A common stock
	SOMA Capital Management:	760,658 shares of Class A common stock
	SVF Advisors:	80,291 shares of Class A common stock
	SVF Capital Management:	80,291 shares of Class A common stock
	Value Advisors:	52,547 shares of Class A common stock
	Value Capital Management:	52,547 shares of Class A common stock
	Principal II:	893,496 shares of Class A common stock
	Principal II GP:	893,496 shares of Class A common stock
	Management Holdings:	901,784 shares of Class A common stock
	Management Holdings GP:	901,784 shares of Class A common stock

	(iii)	Sole power to dispose or to direct the disposition of: 0 for all Reporting Persons.
	(iv)	Shared power to dispose or to direct the disposition of:

		AP Charter Sub II:	23,245,698 shares of Class A common stock
		Red Bird:	760,658 shares of Class A common stock
		Blue Bird:	80,291 shares of Class A common stock
		Green Bird:	52,547 shares of Class A common stock
		AP Charter Sub MM:	23,245,698 shares of Class A common stock
		AP Charter:	23,940,058 shares of Class A common stock
		Advisors VI:	23,940,058 shares of Class A common stock
		Advisors VII:	23,940,058 shares of Class A common stock
		ACM VI:	23,940,058 shares of Class A common stock
		ACM VII:	23,940,058 shares of Class A common stock
		Principal I:	23,940,058 shares of Class A common stock
		Principal I GP:	23,940,058 shares of Class A common stock
		Red Bird GP:	760,658 shares of Class A common stock
		Blue Bird GP:	80,291 shares of Class A common stock
		Green Bird GP:	52,547 shares of Class A common stock
		SVF Management:	849,237 shares of Class A common stock
		SVF Management GP:	849,237 shares of Class A common stock
		Value Management:	52,547 shares of Class A common stock
		Value Management GP:	52,547 shares of Class A common stock
		Capital Management:	901,784 shares of Class A common stock
		Capital Management GP:	901,784 shares of Class A common stock
		SOMA Advisors:	760,658 shares of Class A common stock
		SOMA Capital Management:	760,658 shares of Class A common stock
		SVF Advisors:	80,291 shares of Class A common stock
		SVF Capital Management:	80,291 shares of Class A common stock
		Value Advisors:	52,547 shares of Class A common stock
		Value Capital Management:	52,547 shares of Class A common stock
		Principal II:	893,496 shares of Class A common stock
		Principal II GP:	893,496 shares of Class A common stock
		Management Holdings:	901,784 shares of Class A common stock
		Management Holdings GP:	901,784 shares of Class A common stock

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certification.
Not applicable.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2013

AP CHARTER HOLDINGS (SUB II), LLC

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

AP CHARTER HOLDINGS (SUB II MM), LLC

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

RED BIRD, L.P.

	By:	Red Bird GP, Ltd.
its general partner

	By:	Apollo SVF Management, L.P.
its director

		By:	Apollo SVF Management GP, LLC
its general partner

			By:	/s/ Laurie D. Medley
			Name:	Laurie D. Medley
			Title:	Vice President

BLUE BIRD, L.P.

By:	Blue Bird GP, Ltd.
its general partner

	By:	Apollo SVF Management, L.P.
its director

		By:	Apollo SVF Management GP, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

GREEN BIRD, L.P.

By:	Green Bird GP, Ltd.
its general partner

	By:	Apollo Value Management, LP.
its director

		By:	Apollo Value Management GP, LLC
its general partner

		By	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

AP CHARTER HOLDINGS, L.P.

By:	Apollo Advisors VI, L.P.,
its general partner

	By:	Apollo Capital Management VI, LLC,
its general partner

Apollo Advisors VII, L.P.,
its general partner

	By:	Apollo Capital Management VII, LLC,
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

APOLLO ADVISORS VI, L.P.

By:	Apollo Capital Management VI, LLC,
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO CAPITAL MANAGEMENT VI, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO ADVISORS VII, L.P.

By:	Apollo Capital Management VII, LLC,
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO CAPITAL MANAGEMENT VII, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO PRINCIPAL HOLDINGS I, L.P.

By:	Apollo Principal Holdings I GP, LLC,
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO PRINCIPAL HOLDINGS I GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

RED BIRD GP, LTD.

By:	Apollo SVF Management, L.P.
its director

	By:	Apollo SVF Management GP, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

BLUE BIRD GP, LTD.

By:	Apollo SVF Management, L.P.
its director

	By:	Apollo SVF Management GP, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

GREEN BIRD GP, LTD.

By:	Apollo Value Management, L.P.
its director

	By:	Apollo Value Management GP, LLC
its general partner

		By:	/s/ Laurie D. Medley
		Name:	Laurie D. Medley
		Title:	Vice President

APOLLO SVF MANAGEMENT, L.P.

By:	Apollo SVF Management GP, LLC
its general partner

	By:	/s/ Laurie D. Medley
	Name:	Laurie D. Medley
	Title:	Vice President

APOLLO SVF MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO VALUE MANAGEMENT, L.P.

By:	Apollo Value Management GP, LLC
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO VALUE MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO SOMA ADVISORS, L.P.

By:	Apollo SOMA Capital Management, LLC
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO SOMA CAPITAL MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO SVF ADVISORS, L.P.

By:	Apollo SVF Capital Management, LLC
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO SVF CAPITAL MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO VALUE ADVISORS, L.P.

By:	Apollo Value Capital Management, LLC
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO VALUE CAPITAL MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO PRINCIPAL HOLDINGS II, L.P.

By:	Apollo Principal Holdings II GP, LLC
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO PRINCIPAL HOLDINGS II GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC
its general partner

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Vice President